UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Kodiak Oil & Gas Corp.
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Whiting Petroleum Corporation To Acquire Kodiak Oil & Gas Corp. In All-Stock Transaction Valued At $6.0 Billion

Creates #1 Bakken/Three Forks producer

DENVER, COLORADO, July 13, 2014 — Whiting Petroleum Corporation (NYSE: WLL) (“Whiting”) and Kodiak Oil & Gas Corp. (NYSE: KOG) (“Kodiak”) today announced a definitive agreement pursuant to which Whiting will acquire Kodiak in an all-stock transaction valued at $6.0 billion, based on the closing price of Whiting on July 11, 2014, and including Kodiak’s net debt of $2.2 billion as of March 31, 2014.

The transaction will create the largest Bakken/Three Forks producer with over 107,000 barrels of oil equivalent per day of production in the first quarter of 2014, 855,000 combined net acres and an inventory of 3,460 net future drilling locations.  The combined company’s leading oil-weighted platform will drive meaningful production and operational synergies through complementary acreage positions, the application of technological expertise and greater access to capital to accelerate drilling.  In addition, the transaction materially enhances the combined company’s scale, providing a stronger credit profile and greater financial flexibility.  The all-stock transaction will allow both Whiting and Kodiak shareholders to participate in the substantial upside potential inherent in the combination.

Whiting’s Chairman, Chief Executive Officer and President James J. Volker said, “We believe this transaction represents a significant opportunity for both Whiting and Kodiak shareholders to benefit from the strength of our combined company.  The addition of Kodiak’s complementary acreage position and substantial inventory of high return drilling locations will provide the opportunity to drive significant value growth for both Whiting and Kodiak shareholders through an acceleration in drilling and increase in operational efficiencies.  The combined company’s shareholders will also participate in Whiting’s 175,000 gross (123,000 net) acre, oil-rich Redtail-Niobrara prospect in the NE DJ Basin, where production is rapidly growing.  We expect the combined entity to have an initial enterprise value of $17.8 billion, total 2014 production of 152 thousand barrels of oil equivalent per day, and proved reserves of 606 million barrels of oil equivalent (80% oil), providing a leading platform for future oil-driven growth.”

Mr. Volker continued, “We expect that the transaction will be accretive to Whiting’s cash flow per share, earnings per share and production per share for 2015 and increasingly accretive thereafter.  Furthermore, the combined company is expected to have significant financing flexibility, with a ratio of debt to 2014E EBITDA of approximately 1.6x. Additionally, we believe the all-stock transaction structure is credit enhancing.”

Lynn A. Peterson, Chairman, President and Chief Executive Officer of Kodiak said, “We are proud to have reached an agreement that provides Kodiak shareholders with the opportunity to own a company with significant upside potential.  We expect the combined company to have increased operational and financial flexibility that will allow for accelerated and efficient development of the assets of both companies.  In particular, we have been very impressed by Whiting’s operating capabilities and technical expertise, and we expect the combined company will benefit from the operating expertise Whiting will be able to bring to bear on the combined portfolio.  Additionally, we expect the transaction to be tax free to Kodiak’s U.S. shareholders.”

Transaction Details

Under the definitive agreement, Kodiak shareholders will receive .177 of a share of Whiting stock in exchange for each share of Kodiak common stock they hold, representing consideration to each Kodiak shareholder of $13.90 per share based on the closing price of Whiting common stock on July 11, 2014. This represents a premium of approximately 5.1% to the volume weighted average price of Kodiak for the last 60 trading days.  Following the transaction, shareholders of Whiting are expected to own approximately 71% of the combined company on a fully diluted basis, and shareholders of Kodiak are expected to own approximately 29%.

The Whiting senior management team will lead the combined company.  Lynn A. Peterson and James E. Catlin will join the Board of Directors of the combined company at closing of the transaction.

Whiting has secured underwritten financing to increase its borrowing base to $4.5 billion with commitments totaling $3.5 billion.  This amount is sufficient to provide for all current drawings under Kodiak’s credit facility and fund the combined company’s ongoing liquidity needs.

Approvals

The Boards of Directors of both companies have unanimously approved the definitive agreement, and each will recommend the approval of the transaction to its respective shareholders. Completion of the transaction is subject to the approval of both Whiting and Kodiak shareholders and certain regulatory approvals and customary conditions. The transaction is expected to close in the fourth quarter of 2014.

Advisors

J.P. Morgan Securities LLC acted as financial advisor to Whiting, delivered a fairness opinion to Whiting’s Board of Directors and provided the underwritten financing commitment to Whiting. Foley & Lardner LLP and Stikeman Elliot LLP acted as legal counsel to Whiting. Petrie Partners Securities, LLC acted as financial advisor and delivered a fairness opinion to Kodiak’s Board of Directors, while Credit Suisse Securities LLC delivered a fairness opinion to Kodiak’s Board of Directors. Dorsey & Whitney LLP and Miller Thomson LLP acted as legal counsel to Kodiak.

Conference Call and Webcast Details

Whiting and Kodiak will jointly host a conference call on July 14, 2014 at 8:00 a.m. ET to discuss this announcement.  Investors and interested parties may participate in the conference call via telephone by dialing (866) 515-2914 or (617) 399-5128, in both cases using the participant passcode: 35524309.  Access to a live internet broadcast will be available at http://www.whiting.com. Please click on the link labeled “Investor Relations” and then click on the link labeled “Kodiak Acquisition” to access the webcast.

A replay of the call will be available beginning July 15, 2014.  The replay can be accessed via telephone by dialing (888) 286-8010 or (617) 801-6888, in both cases using the participant passcode:  95630013.

About Whiting

Whiting, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas. The Company trades publicly under the symbol “WLL” on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

About Kodiak

Denver-based Kodiak is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit http://www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release contains statements that Whiting and Kodiak believe to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the proposed transaction to Whiting and Kodiak and their shareholders, the anticipated completion of the proposed transaction or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: the ability to obtain shareholder, court and regulatory approvals of the proposed transaction; the ability to complete the proposed transaction on anticipated terms and timetable; Whiting’s and Kodiak’s ability to integrate successfully after the transaction and achieve anticipated benefits from the proposed transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of Whiting or Kodiak; declines in oil, NGL or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploration and development expenditures; the ability to obtain sufficient quantities of CO2 necessary to carry out EOR projects; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the ability to successfully complete potential asset dispositions and the risks related thereto; the impacts of hedging on results of operations; failure of properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; risks arising out of hedging transactions; and other risks described under the caption “Risk Factors” in Whiting’s and Kodiak’s  Annual Reports on Form 10-K for the period ended December 31, 2013. Whiting and Kodiak assume no obligation, and disclaim any duty, to update the forward-looking statements in this press release.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy.  The proposed transaction anticipates that the Whiting shares will be exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act.  Consequently, the Whiting shares will not be registered under the Securities Act or any state securities laws. In connection with the proposed transaction, Whiting and Kodiak intend to file relevant materials with the SEC and other governmental or regulatory authorities, including a joint proxy statement and circular. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND CIRCULAR AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WHITING, KODIAK AND THE PROPOSED TRANSACTION.  The joint proxy statement and circular and certain other relevant materials (when they become available) and other documents filed by Whiting or Kodiak with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain copies of these documents (when they become available) free of charge by written request to Whiting Investor Relations, 1700 Broadway, Suite 2300, Denver, CO 80290-2300 or calling (303) 390-4051 or by written request to Kodiak Investor Relations, 1625 Broadway, Suite 250, Denver, CO 80202-2300 or calling (303) 592-8030.

Participants in the Solicitation

Whiting, Kodiak and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the executive officers and directors of Whiting and the number of shares of Whiting’s common stock beneficially owned by such persons is set forth in the proxy statement for Whiting’s 2014 Annual Meeting of Stockholders which was filed with the SEC on March 23, 2014, and Whiting’s Annual Report on Form 10-K for the period ended December 31, 2013. Information about the executive officers and directors of Kodiak and the number of Kodiak’s ordinary shares beneficially owned by such persons is set forth in the proxy statement for Kodiak’s 2014 Annual Meeting of Shareholders which was filed with the SEC on May 9, 2014, and Kodiak’s Annual Report on Form 10-K for the period ended December 31, 2013. Investors may obtain additional information regarding the direct and indirect interests of Whiting, Kodiak and their respective executive officers and directors in the transaction by reading the joint proxy statement and circular regarding the transaction when it becomes available.

Contacts

Whiting Eric Hagen (303) 390-4051 eric.hagen@whiting.com	Media Andrew Siegel / Jon Keehner Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	Kodiak James Henderson (303) 592-8030 jhenderson@kodiakog.com